ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Inc.
Announces 2006 Financial Results and 5th Record Sales Year

KENNEWICK, WASHINGTON --- March 29, 2007 --- Electronic Systems Technology Inc. (EST)(OTCBB: ELST), manufacturer of ESTeem wireless modems, today announced sales and results of operations for the twelve month period ended December 31, 2006.

EST reported sales for 2006 of $2,617,810 compared to $2,417,700 for 2005, reflecting an 8% increase from 2005. The results represent the fifth consecutive record sales year for the Company. Net Income for 2006 was $226,089, or $0.04 per share, compared with a Net Income of $113,063, or $0.02 per share, for 2005.

Selected Statement of Operations Information Summary
	Twelve Months Ended
	December 31 2006	December 31 2005
Sales	$ 2,617,810	$ 2,417,700
Net income (loss) before tax	343,014	174,757
Net Income (loss)	226,089	113,063
Weighted average common shares outstanding	5,165,346	5,223,804
Basic Earnings (loss) per Share Diluted Earnings (loss)per Share	$ 0.04 $ 0.04	$ 0.02 $ 0.02
Selected Balance Sheet Information
	Dec 31 2006	Dec 31 2005
Cash and cash equivalents	$ 1,487,848	$ 651,265
Total current assets	3,135,144	2,764,889
Property & equipment (net)	152,655	184,025
Total assets	3,319,851	2,994,581
Total current liabilities	310,351	176,137
Long-term debt	-0-	-0-
Stockholders' equity	2,959,000	2,759,144

ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)                                                                                                                                                 www.esteem.com
415 N. QUAY STREET - KENNEWICK, WA 99336 - 509-783-5475 (FAX)